Exhibit 99.1

Contact: Mike Drickamer

Director, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Completes $300 Million Private Placement of Senior Unsecured Notes

HOUSTON, Texas – June 15, 2012 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced that it issued and sold $300 million aggregate principal amount of unsecured 4.27% Series B Senior Notes due June 14, 2022. The Company sold the notes in a private placement to accredited investors pursuant to an exemption from registration under the Securities Act of 1933, as amended.

The Company used most of the proceeds from the sale of the notes to pay off its revolving line of credit and term loan under its bank credit facility. The remaining proceeds will be used for general corporate purposes.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Our ability to access the credit markets to obtain long-term financing on favorable terms provides our Company with substantial operating flexibility. After the debt repayment described above, the Company has approximately $110 million in cash and $360 million available under its revolving credit facility.”

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 330 marketable land-based drilling rigs and operates primarily in oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Kansas, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in customer spending and in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of labor, equipment, supplies and materials, supplier issues, weather, loss of key customers, liabilities from operations, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.